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                                                                    EXHIBIT 1.3


           [RIKER, DANZIG, SCHERER, HYLAND & PERRETTI LLP LETTERHEAD]


                                                   May 7, 2002

Nuveen New Jersey Dividend
   Advantage Municipal Fund 2
c/o Walter Kelly, Esq.
Vedder Price, Kaufman & Kammholz
222 N. LaSalle Street
Chicago, IL 60601


Ladies and Gentlemen:

                   You are hereby authorized to use the name of Riker, Danzig, Scherer, Hyland & Perretti LLP in connection with the filing of a registration statement relating to the issuance of shares of Nuveen New Jersey Dividend Advantage Municipal Fund 2 with respect to the provision of legal opinions on matters of State of New Jersey law.

                                        Very truly yours

                               /s/ RIKER, DANZIG, SCHERER, HYLAND & PERRETTI LLP